Exhibit 99.1

   Georgia Gulf Reports Second Quarter Net Income of $1.15 Per Diluted Share;
         Includes Unrealized Loss of $.21 Per Share Related to Proposed
                               Royal Acquisition


     ATLANTA--(BUSINESS WIRE)--July 27, 2006--Georgia Gulf Corporation (NYSE:
GGC) today reported net income of $39.4 million or $1.15 per diluted share on sales of $602.2 million for the second quarter of 2006. These results include an unrealized loss of $.21 per share due to the Company's foreign exchange hedge for the proposed acquisition of Royal Group Technologies. Second quarter of 2006 net income increased significantly compared to the second quarter of 2005 net income of $10.2 million or $.30 per diluted share on sales of $584.2 million, which included the negative impact of the Company's chloralkali plant outages of $.50 per share. Compared to the second quarter of 2005, overall chlorovinyls sales prices and sales volumes increased during the second quarter of 2006 resulting in record quarterly operating income for this segment.
     "We are very pleased to report our highest ever quarterly chlorovinyls operating income of $83.7 million and one of our highest quarters for overall operating income of $75.4 million," said Ed Schmitt, chairman, president and CEO, Georgia Gulf Corporation. "The strong performance resulted from increased year-over-year sales prices and high operating rates for our vinyl resins and caustic soda businesses.
     "As for the third quarter of 2006, we expect continued strong performance in our chlorovinyls business even though increased raw materials costs are expected to lower our third quarter results compared to our second quarter results. In addition, we will be focusing on completing the acquisition of Royal Group Technologies, which we previously announced on June 9, 2006."
     Second quarter 2006 net income of $39.4 million or $1.15 per diluted share on sales of $602.2 million compares favorably to first quarter 2006 net income of $33.7 million or $.98 per diluted share on sales of $567.9 million. The improvement reflects higher sales volumes for vinyl resins and vinyl compounds and lower energy costs, which more than offset lower sales prices for vinyl resins and vinyl compounds and higher raw materials costs, specifically for benzene and propylene.
     For the six months ended June 30, 2006, net income compares favorably to the same period last year. Net income of $73.1 million or $2.12 per diluted share on sales of $1.2 billion compared to net income of $48.9 million or $1.43 per diluted share on sales of $1.2 billion for the first half of 2005. Higher sales prices and sales volumes in chlorovinyls more than offset declining performance in our aromatics business and higher natural gas, ethylene and propylene costs as well as the impact of our chloralkali plant outages in the second quarter of 2005.

     Chlorovinyls

     Georgia Gulf's chlorovinyls business provided record-setting second quarter of 2006 operating income of $83.7 million compared to second quarter of 2005 operating income of $36.0 million, which included the adverse impact from the Company's chloralkali plant outages in 2005. The improvement in chlorovinyls during the second quarter of 2006 compared to the second quarter of 2005 reflects higher sales volumes and sales prices for chlorovinyls products, which more than offset higher ethylene costs.
     Comparing sequential quarters, chlorovinyls operating income increased from $75.7 million to $83.7 million. This increase was the result of increased sales volumes for chlorovinyls products and lower energy costs, which outpaced lower chlorovinyls sales prices and higher ethylene costs.
     For the six months ended June 30, 2006, chlorovinyls operating income increased to $159.4 million from $95.0 million for the same period of 2005 as higher sales prices outpaced higher ethylene and natural gas costs and the impact of our chloralkali plant outages in the second quarter of 2005.

     Aromatics

     Georgia Gulf's aromatics business had a lower operating loss of $0.5 million for the second quarter of 2006 compared to an operating loss of $8.8 million for the second quarter of 2005. The improvement was the result of lower benzene costs, which more than offset overall lower aromatics sales volumes and higher propylene costs.
     Comparing sequential quarters, the aromatics business operating loss of $0.5 million for the second quarter of 2006 improved from the operating loss of $5.0 million for the first quarter of 2006 reflecting improved sales prices which outpaced higher raw materials costs.
     For the six months ended June 30, 2006, the aromatics business experienced an operating loss of $5.4 million, which was a decline from the operating income of $5.5 million in the same period of 2005. The decline was a result of significantly lower sales volumes and lower sales prices for all aromatics products.

     Conference Call

     Georgia Gulf will host a conference call to discuss second quarter results in more detail at 9:00 AM ET on Friday, July 28, 2006. To access the teleconference, please dial 888-552-7928 (domestic) or 706-679-3718 (international). To access the teleconference via Webcast, log on to http://audioevent.mshow.com/304668/. Playbacks will be available from 10:00 AM ET Friday, July 28, to midnight ET Friday, August 4. Playback numbers are 800-642-1687 (domestic) or 706-645-9291 (international). The conference call ID number is 3144097.

     Georgia Gulf, headquartered in Atlanta, is a major manufacturer and marketer of two integrated product lines, chlorovinyls and aromatics. Georgia Gulf's chlorovinyls products include chlorine, caustic soda, vinyl chloride monomer and vinyl resins and compounds. Georgia Gulf's primary aromatic products include cumene, phenol and acetone.

     This news release contains forward-looking statements subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's assumptions regarding business conditions, and actual results may be materially different. Risks and uncertainties inherent in these assumptions include, but are not limited to, future global economic conditions, economic conditions in the industries to which the company sells, industry production capacity, raw material and energy costs and other factors discussed in the Securities and Exchange Commission filings of Georgia Gulf Corporation, including our annual report on Form 10-K for the year ended December 31, 2005 and our subsequent reports on Form 10-Q.


              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED BALANCE SHEETS
                             (Unaudited)



                                                   June 30,  Dec. 31,
In Thousands                                         2006      2005
------------                                      -------- -----------

ASSETS

Cash and cash equivalents                           $4,052    $14,298
Receivables, net of allowance                      117,976    118,193
Inventories                                        190,885    195,628
Prepaid expenses and other                          10,440     13,306
Deferred income taxes                                5,052      5,091
                                                  -------- -----------

   Total current assets                            328,405    346,516

Property, plant and equipment, net                 398,954    401,412

Goodwill                                            77,720     77,720

Other assets, net                                  161,096    175,305
                                                  -------- -----------

   Total assets                                   $966,175 $1,000,953
                                                  ======== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of long-term debt                  $45,100    $49,300
Accounts payable                                   192,215    202,179
Interest payable                                     1,052      1,226
Accrued compensation                                11,588     14,986
Income taxes payable                                 1,904      1,258
Accrued liabilities                                 29,017     15,237
                                                  -------- -----------

    Total current liabilities                      280,876    284,186

Long-term debt, less current portion               129,339    229,339

Deferred income taxes                               99,378    107,959

Other non-current liabilities                       17,459     16,457

Stockholders' equity                               439,123    363,012
                                                  -------- -----------

    Total liabilities and stockholders' equity    $966,175 $1,000,953
                                                  ======== ===========

Common shares outstanding                           34,216     34,238



              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME
                             (Unaudited)



                           Three Months Ended     Six Months Ended
                                June 30,              June 30,
                           ------------------- -----------------------
In Thousands (except per
 share data)                  2006      2005       2006        2005
------------------------   --------- --------- ----------- -----------

 Net sales                 $602,159  $584,162  $1,170,032  $1,229,571
                           --------- --------- ----------- -----------

 Operating costs and
  expenses
   Costs of sales           509,590   549,053     998,474   1,112,152
   Selling, general and
    administrative           17,217    14,615      37,431      30,465
                           --------- --------- ----------- -----------
 Total operating costs and
  expenses                  526,807   563,668   1,035,905   1,142,617
                           --------- --------- ----------- -----------

 Operating income            75,352    20,494     134,127      86,954
 Interest expense, net       (3,473)   (5,379)     (7,809)    (10,826)
 Unrealized losses on
  derivative instruments    (11,387)        -     (11,387)          -
                           --------- --------- ----------- -----------
 Income before income taxes  60,492    15,115     114,931      76,128

 Provision for income taxes  21,102     4,946      41,860      27,216
                           --------- --------- ----------- -----------

 Net income                 $39,390   $10,169     $73,071     $48,912
                           ========= ========= =========== ===========

 Earnings per share:
   Basic                      $1.16     $0.30       $2.14       $1.45
   Diluted                    $1.15     $0.30       $2.12       $1.43

 Weighted average common
  shares:
   Basic                     34,101    33,888      34,075      33,832
   Diluted                   34,397    34,220      34,387      34,275



              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Unaudited)



                                  Three Months Ended Six Months Ended
In Thousands                           June 30,           June 30,
------------                      ----------------- ------------------
                                     2006     2005      2006     2005
                                  -------- -------- --------- --------

Cash flows from operating
 activities:
    Net income                    $39,390  $10,169   $73,071  $48,912
    Adjustments to reconcile net
     income to net cash provided by
     operating activities:
     Depreciation and amortization 16,066   15,709    31,956   31,387
     Deferred income taxes         (4,333)  (3,367)   (8,541)  (5,738)
     Tax (deficiency) benefit
      related to stock plans           71      324      (231)   1,677
     Stock based compensation       2,505    1,016     8,075    1,831
     Change in operating assets,
      liabilities and other         5,178   15,576    21,986  (65,460)
                                  -------- -------- --------- --------
Net cash provided by operating
 activities                        58,877   39,427   126,316   12,609
                                  -------- -------- --------- --------


Cash flows used in investing
 activities
  Capital expenditures            (15,595)  (7,712)  (27,558) (13,418)
                                  -------- -------- --------- --------

Cash flows from financing activities:
 Net change in revolving line
  of credit                       (49,900) (29,800) (104,200) (13,900)
 Proceeds from issuance of
  common stock                        291      236       301    2,646
 Purchase and retirement of
  common stock                          -     (272)   (1,032)  (1,682)
 Tax benefits from employee
  share-based exercises                 2        -     1,424        -
 Dividends paid                    (2,749)  (2,729)   (5,497)  (5,457)
                                  -------- -------- --------- --------
Net cash used in
 financing activities             (52,356) (32,565) (109,004) (18,393)
                                  -------- -------- --------- --------
Net change in cash and cash
 equivalents                       (9,074)    (850)  (10,246) (19,202)
Cash and cash equivalents at
 beginning of period               13,126    2,736    14,298   21,088
                                  -------- -------- --------- --------
Cash and cash equivalents at
 end of period                     $4,052   $1,886    $4,052   $1,886
                                  ======== ======== ========= ========



              GEORGIA GULF CORPORATION AND SUBSIDIARIES
                         SEGMENT INFORMATION
                             (Unaudited)



                           Three Months Ended     Six Months Ended
                                June 30,              June 30,
                           ------------------- -----------------------
In Thousands                   2006      2005        2006        2005
------------               --------- --------- ----------- -----------

 Segment net sales:
    Chlorovinyls           $464,865  $382,111    $906,465    $779,226
    Aromatics               137,294   202,051     263,567     450,345
                           --------- --------- ----------- -----------
 Net sales                 $602,159  $584,162  $1,170,032  $1,229,571
                           ========= ========= =========== ===========

 Segment operating income (loss):
    Chlorovinyls            $83,734   $36,024    $159,434     $94,975
    Aromatics                  (466)   (8,771)     (5,432)      5,505
    Unallocated corporate
     expenses                (7,916)   (6,759)    (19,875)    (13,526)
                           --------- --------- ----------- -----------
 Total operating income     $75,352   $20,494    $134,127     $86,954
                           ========= ========= =========== ===========



    CONTACT: Georgia Gulf Corporation, Atlanta
             Investor Relations
             Angie Tickle, 770-395-4520